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[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES EXCHANGE ACT OF 1933, AS AMENDED.

EXHIBIT 10.5

TECHNOLOGY TRANSFER AGREEMENT

        THIS AGREEMENT is entered into as of the 24th day of April, 1992, by and between ONYX PHARMACEUTICALS, INC. ("Onyx") and CHIRON CORPORATION ("Chiron").

        1.    Background.

          (a)  Chiron is a Delaware corporation located at 4560 Horton Street, Emeryville, California. Chiron is active in the research, development, manufacture, and sale of pharmaceutical products, including vaccines, oncology products, diagnostic products and others. Cetus Oncology Corporation ("Cetus") is a wholly-owned subsidiary of Chiron and was named Cetus Corporation until March 6, 1992. Unless the context clearly requires otherwise, references to Chiron shall be deemed to include Cetus both as to rights and obligations; references to Cetus include only Cetus and its subsidiaries.

          (b)  Dr. Frank McCormick is and has been an employee and officer of Chiron and has headed the Research department at Cetus, both prior to and after the acquisition of Cetus by Chiron. While employed at Cetus and Chiron, Dr. McCormick engaged in, among other things, research regarding molecular oncology, including the Field, defined below.

          (c)  Onyx is a California corporation which desires to engage in research and other activities regarding oncology, and including activities heretofore carried on by Dr. McCormick and his co-workers at Cetus. Onyx therefore desires to employ certain of such co-workers and to receive a transfer of certain biological materials and research reagents, as well as to receive certain licenses as set forth herein. Chiron is willing to consent to such employment and to provide such licenses and transfers as set forth more fully below.

          (d)  Effective as of March 13, 1992, Onyx and Chiron caused to be executed an "Agreement in Principle." The Agreement in Principle contemplated the execution of one or more definitive agreements intended to supersede the subject matter of such Agreement in Principle. This Technology Transfer Agreement is one such agreement. On even date herewith, the parties are also executing agreements relating to the financing of Onyx (the "Financing Agreement").

        2.    Onyx Rights.

          (a)  Chiron hereby grants the following licenses, all of which are granted expressly subject to the existing third-party contractual rights set forth in Appendix 4:

              (i)  Chiron hereby grants to Onyx a worldwide, perpetual royalty-free license (including the right to sublicense) to the patents set forth in Appendix 2 hereto for all purposes whatsoever, including, but not limited to the rights to modify the subject matter thereof and to use, develop, make, and sell products thereunder, and to license or permit others to do any of the foregoing. The patent license granted herein shall extend to the existing patents and applications referenced, and to any divisional, continuation, or foreign counterpart application pertaining thereto, and to any patent issuing therefrom, but not to inventions made after the date hereof except as set forth below. From the Closing Date (as hereinafter defined) until [ * ] years thereafter, said license shall be exclusive to Onyx (and shall exclude Chiron to the extent of the covenant of Section 9 hereof) for use within the Field. Said license shall otherwise be non-exclusive.

            (ii)  Chiron hereby grants Onyx a perpetual, royalty free [ * ] license (including the right to sublicense) as set forth in the first sentence in Section 2.a.i above to the Confidential Information of Chiron within the Field in Onyx' possession or disclosed to Onyx pursuant to Section 4.f hereof.

          (iii)  Chiron hereby grants Onyx a perpetual, royalty-free, [ * ] license (without right to sublicense), under Cetus' patents and know-how, only for internal use in the Field in internal research, to manufacture and use the Cetus Substances and other substances in expressing substances found in the intracellular signalling pathway regulating cell proliferation (the "Cetus Substance Technology"). The Cetus Substance Technology shall be deemed Confidential Information pursuant to Section 12 hereof. With respect to any improvements, enhancements, or modifications to the Cetus Substance Technology developed by either Onyx or Chiron after the date hereof but prior to [ * ] years after the Closing Date, Onyx grants Chiron a perpetual, worldwide, royalty-free non-exclusive license, and Chiron grants Onyx the license set forth in the first sentence of this Section 2.a.iii.

          (b)  Chiron shall not be obligated to maintain in force any patent or prosecute any application. If Chiron chooses to abandon or discontinue the prosecution or maintenance of any patent set forth on Appendix 2, Chiron shall notify Onyx of its intention, and Onyx may thereupon assume such prosecution or maintenance at its sole expense. Onyx' exercise of its rights under this section shall not operate to affect any party's rights hereunder or any party's interest in any intellectual property.

          (c)  For six years after the Closing Date, if requested by Onyx, Chiron shall make available to Onyx its drug discovery services on commercially reasonable terms to be agreed upon by Onyx and Chiron negotiating in good faith, subject to any constraints imposed by contractual obligations or bona fide material proprietary information concerns arising out of then-existing arrangements of Chiron to provide drug discovery services to third parties. For three years after the Closing Date, if Chiron proposes (subject to the provisions of Section 9) to enter into any arrangements for screening targets identified in the Field, it shall first discuss in good faith with Onyx for a period of thirty days the possibility of Chiron instead providing such drug discovery services to Onyx. The failure of Onyx to enter into any such arrangement shall not be deemed a waiver of any part of Section 9.

        3.    Personnel.

          (a)  Onyx shall be entitled to recruit for employment by Onyx the employees set forth on Appendix 7 (the "Recruitment List"), substantially all of whom are presently working within the group headed by Dr. Frank McCormick (the "McCormick Group"). Such employees are expected to commence employment with Onyx effective as of the closing of Onyx's initial financing (the "Closing Date"). Onyx and Chiron shall continue to cooperate with regard to facilitating a smooth transition for such employees. Until the Closing Date, Chiron shall continue to pay or vest all salaries, benefits, vacation, pension obligations, and other similar compensation (including stock options and purchase rights) for such employees and shall permit such employees to leave intact their investments in applicable employee stock purchase plans (but not to make further investments) until the stock payout scheduled for June 30, 1992. Onyx intends to provide stock options to such employees as approved by the Board.

          (b)  Effective as of the Closing Date, Onyx shall reimburse and make Chiron whole for any salaries, benefits, vacation, pension obligations, and other similar compensation and other expenses, if any, paid or accrued with respect to the period commencing April 8, 1992 with respect to any Chiron employee hired by Onyx from the Recruitment List and with respect to any employee on the Recruitment List not hired by Onyx and who, after a good faith effort by Chiron to place such person in other suitable employment at Chiron on notification that such person will not be hired by Onyx, resigns or is terminated from Chiron. Onyx shall reimburse and make Chiron whole for any severance benefit or payment, if any, paid or accrued with respect to the period commencing March 13, 1992 with respect to any Chiron employee hired by Onyx from the Recruitment List and with respect to any employee on the Recruitment List not hired by Onyx and who, after a good faith effort by Chiron to place such person other suitable employment in Chiron on notification that such person will not be hired by Onyx, resigns or is terminated from Chiron.

          (c)  Onyx shall not solicit any Chiron employee not on the Recruitment List, nor shall Chiron solicit any Onyx employees, during the period when Onyx shall be occupying Chiron facilities and for 180 days thereafter. Onyx shall not be liable for recruiting or soliciting any Chiron employee on the Recruitment List to join Onyx while this Technology Agreement is effective, even if it is subsequently terminated.

          (d)  Onyx recognizes and acknowledges the existence of obligations of present and former employees of Chiron regarding confidentiality and invention assignments and shall not knowingly tolerate or seek to induce any breach of such obligations, or any disclosure or use of Chiron confidential information (except to the extent specifically permitted hereunder).

        4.    Materials and Supplies.

          (a)  To the extent it is legally able to do so in consideration of the contract rights of third parties, as identified on Appendix 4, and the proprietary rights of third parties based upon materials provided to Cetus, identified on Appendix 5, Chiron will deliver to Onyx without charge quantities equivalent to those maintained on hand in Cetus' previous work in the Field of the reagents, clones, expression systems, chemicals, biologics and other research materials set forth in Appendix 3 hereto (the "Materials"). As specified in Appendix 3, the Materials shall consist of: (i.) those specific only to the field of molecular oncology (the "Field") as defined in Appendix 1 hereto ("M.O. Materials"), (ii.) those in which Chiron retains a proprietary interest hereunder ("Cetus Substances"), and (iii.) those materials which are identical to those freely available from a commercial source or public repository and which are provided to Onyx without representation or constraint ("Courtesy Materials"). The transfer of any physical property under this Agreement shall not constitute a license to any intellectual property right of any party except as may be granted expressly herein or otherwise in writing. All Onyx employees at Chiron's facilities shall certify that no other materials have been removed from Chiron. All materials being transferred shall be duplicated in Chiron's Master Culture Collection for reference and use not inconsistent with this Agreement.

          (b)  The Cetus Substances shall remain the personal property of Chiron Corporation, together with any part of, portion of, antibody to, or combination including such Cetus Substances; and further including, for those Cetus Substances which include genetic material, any progeny, copy, complement, transcription, expression product, mutant, hybrid, or genetic material thereof. Onyx' possession of the Cetus Substances shall constitute a bailment, and not a gift, and Onyx shall only use the Cetus Substances for the purposes set forth in this Agreement.

          (c)  At Onyx' sole Charged Expense (as defined below), Chiron will use reasonable efforts to make the Materials set forth in Appendix 3 for Onyx' use hereunder. Chiron shall supply such Materials to Onyx in the same quantities and in the same manner as such Materials were previously provided for the McCormick Group. Chiron shall only be required to produce such Materials and supply Onyx with them until Onyx is reasonably able to make or obtain same for itself in like quantities and quality as required hereunder, and only until one year after the Closing Date. Onyx shall use reasonable efforts to develop such ability. Such materials shall be deemed Cetus Substances for the purposes of this Agreement unless made solely from M.O. Materials and/or Courtesy Materials. Chiron will provide reasonable assistance at Onyx' sole Charged

  Expense in teaching Onyx how to make such Materials, but shall not be required to devote so much time to such assistance that Chiron' other work is materially adversely affected.

          (d)  If a particular cell line in Onyx' possession should die out sooner than three years after the Closing Date, despite Onyx' reasonable efforts, Chiron will make reasonable efforts to resupply Onyx with a living sample of such cell line at Onyx' Charged Expense and provided such line is in Chiron's possession.

          (e)  All equipment and Materials provided hereunder are provided 'as is' and WITHOUT ANY WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, MERCHANTABILITY, TITLE, OR ANY WARRANTY THAT THEY DO NOT INFRINGE THE INTELLECTUAL PROPERTY RIGHTS OF ANOTHER. In no case shall Chiron be liable for any alleged injury or defect regarding the Materials or any equipment, nor shall any such injury or defect be deemed an event of breach under this Agreement.

          (f)    To the extent not already in the possession of Onyx as a result of hiring former Chiron employees, Chiron will make reasonably available its employees to provide technical advice and consulting relating to the Field as requested by Onyx for a reasonable period not to exceed twenty person-days in the first three months after the Closing Date and ten person-days in each of the three succeeding three-month periods thereafter. Onyx shall make its employees reasonably available to Chiron for consultation at reasonable times for the purposes of enabling Chiron conveniently to retain the value of materials and technologies in the possession of former Chiron employees and in which Chiron has rights for a reasonable period not to exceed twenty person-days in the first three months after the Closing Date and ten person-days in each of the three succeeding three-month periods thereafter. Thereafter, for three years from the Closing Date, each party shall use reasonable efforts, and upon request, to accommodate and satisfy the technical consulting requirements of the other. Each party shall reimburse the other for the Charges for the time reasonably spent at such party's request in such consulting activities by the other's employees.

          (g)  Chiron will make available to Onyx at its request for Onyx review and adoption, should it opt to do so, Cetus' generic manuals for safety procedures, handling and disposal of radioactive substances and genetic materials, personnel procedures, and the like. Onyx is under no obligation to adopt or follow any of Cetus' procedures. Onyx may, at its own risk, modify such materials for its own use, and may copy them, and may distribute them without charge provided that no identification of Cetus or Chiron is in such materials. All such information is provided without any warranty or representation whatsoever as to the accuracy, sufficiency, legal compliance, timeliness, or any other aspect thereof.

        5.    Chiron Facility.

          (a)  Following the Closing Date, Chiron shall allow Onyx to utilize the Chiron facilities currently occupied by the McCormick Group (the "Chiron Facility") at Onyx' Charged Expense. Onyx may, but need not, occupy the Chiron Facility for four months from the Closing Date and an additional five months thereafter provided that Onyx is undertaking reasonable efforts to relocate such group out of the Chiron Facility as promptly as reasonably possible. Subject to the foregoing, all Onyx personnel and property shall be vacated from Chiron's premises on at least two months' prior written notice from Chiron. Onyx shall, in any event, provide Chiron with not less than 30 days prior written notice of its vacation of the Facility.

          (b)  Chiron will continue to maintain the Facility as it deems in good faith to be customary for the operation of the Onyx activities in the ordinary course of business and will provide normal operating services (including normal telephone usage (but excluding long-distance service), copier supplies, janitorial services, normal utilities usage, normal provision of media and glassware and other services, including technical services, as was provided to its employees prior to the Closing Date). Such other services shall include, without limitation, access to information and computer systems (including both VAX and PC support), information services (including library access and literature searches), safety and security services (including biological and radiation safety and waste disposal), and access to cabinets, files, closets and other storage facilities at the Facility. Extraordinary usage of such services will be reimbursable to Chiron by Onyx, as a Charged Expense.

          (c)  On Onyx' request and in any event prior to the last day of Onyx' occupancy of the Chiron Facility, Chiron and Onyx shall negotiate in good faith the purchase and sale of laboratory equipment used by the McCormick Group at fair market value. However, Chiron need not negotiate to sell any equipment which is not surplus to Chiron's needs or the sale of which at fair market value would cause Chiron to report a loss on the transaction. Onyx shall not be required to purchase equipment which is obsolete, which Onyx cannot utilize in its future business, or which cannot practicably be transported to Onyx' new facilities.

          (d)  At no time may the number of Onyx employees (including contractors, consultants, and temporary employees, but excluding a reasonable number of temporary visitors) conducting Onyx activities at the Facility exceed 30 without the prior approval of Chiron, which shall not be withheld unreasonably. In addition, the use of the Chiron Facility shall be subject to such reasonable limitations as Chiron may impose from time to time in order to prevent unreasonable harm to Chiron' businesses after the Closing Date. Chiron may reallocate space as it deems fit in order reasonably to consolidate, to the extent possible, the space occupied by Onyx. If such restrictions or reallocations result in an unreasonable and material impairment to Onyx' ability to utilize the Chiron Facility, then Onyx may terminate its occupancy thereof, or the parties shall negotiate a reasonable adjustment to the terms of Onyx' occupancy or the compensation therefor. Any such reallocation shall be carried out in such a way as to minimize the disruption of Onyx' business. Each Onyx employee will be provided with and at all times while on Chiron' premises will be required to wear an identification badge which distinguishes such Onyx employee from Chiron employees.

          (e)  While Onyx is located at the Chiron Facility, the publications in the Information Services Center (library) of Chiron shall be available to Onyx for review, reference, and duplication during normal business hours on a non-circulating basis. Onyx shall be responsible for any copyright royalty charges attributable to copies made by its personnel.

          (f)    Chiron will not provide Onyx or Onyx employees (and Onyx will not provide Chiron) with administrative, treasury, legal, human resource, marketing, licensing, manufacturing or research and development services except as expressly set forth in this Technology Agreement.

          (g)  Onyx shall obtain all needed permits and licenses required for the conduct of its business at the Chiron Facility, including by way of example, business licenses, permits relating to hazardous wastes, radiation, and the like, import and export permits, employment-related permits, and permits related to the operation of any equipment requiring same. To the extent legally permissible, Chiron shall reasonably cooperate with Onyx to permit Onyx to operate under the permits which Chiron has obtained or is required to obtain to operate the Facility and to obtain permits of its own, and Onyx shall reimburse Chiron for the incremental costs reasonably incurred by Chiron as a consequence of Onyx' operation under such permits.

          (h)  Onyx shall comply with all applicable laws and regulations while at the Chiron Facility, and shall comply with all standard Chiron policies regarding building use, security, safety, and the like, provided that Chiron has notified Onyx of such policies reasonably in advance.

        6.    Payments.

          (a)  Costs and "Charged Expenses" paid, calculated or reimbursed under this Technology Agreement (collectively, "Charges") shall be calculated according to Generally Accepted Accounting Principles consistently applied in a manner which reasonably reflects the actual costs involved and in accordance with the regular costing methodology of such party. Upon request a party shall disclose its costing methodology to the other. Chiron's costing methodology is described in Appendix 6 hereto, but as applied to Onyx' Charges by Chiron, such methodology shall be modified to exclude legal department costs, except to the extent department services may be rendered under Section 8.f. Onyx shall keep Chiron informed, on a monthly basis, of its head-count while Onyx is occupying the Chiron Facility.

          (b)  Charges to be paid hereunder shall be invoiced monthly, and shall be due and payable within thirty days of receipt of the invoice, except to the extent such Charges are the subject of a credit to Onyx hereunder or to the extent the other party has offsetting Charges hereunder. Invoiced Charges which are the subjects of such credits or offsets shall be acknowledged by the receiving party within thirty days of receipt and shall thereafter be presumed to be properly charged. Any Charge not paid within sixty days of the date of receipt of the applicable invoice shall bear interest at the lesser of 1.0% (one percent) per month or the legal rate, calculated from the date of receipt of the invoice therefor.

          (c)  Either party may, at reasonable times and at its sole expense, engage an independent accountant to audit the books and records of the other party regarding the amounts of such Charges and payments. In the event that an error in favor of the auditing party is found, the other party shall make good the error and shall reimburse the auditing party for the actual cost of the auditor to the extent such costs are less than any error discovered.

          (d)  The party receiving any property or service hereunder which may be subject to a sales, use, excise, value-added, or similar tax shall be responsible for such tax and shall pay it to the appropriate collecting agency or, where required by law, to the providing party.

          (e)  Onyx shall receive a credit from Chiron in the amount of $350,000 to be applied to Chiron Charges to Onyx pursuant to Section 6 hereof, provided that such credit may only be applied to charges for items which do not require Chiron to incur third-party, out-of-pocket expense.

        7.    Research Funding by Chiron.    In consideration of Onyx granting the rights set forth in Section 11 hereof, Chiron shall fund the future research activities of Onyx up to an amount equal to $3,600,000 plus the Timing Amount defined below (the "Total Funding Amount"). Except as set forth in this Agreement, such funding shall not entitle Chiron to the results of Onyx' research, or to a license, shop right, or similar right in any results of such research whether patented or not. The Total Funding Amount shall be payable by Chiron in accordance with the following schedule:

          (a)  one million dollars ($1,000,000) of such amount shall be paid to Onyx on the Closing Date.

          (b)  With respect to the period commencing on the Closing Date, and ending on December 31, 1992, Onyx shall have the right to request from time to time that Chiron make additional research funding payments to it in amounts equal to Onyx' research and other operating expenses (not including capital expenditures) in excess of said one million dollars, provided that such payments, when added to the payments made prior to such request pursuant to this subsection and subsection (a) above, shall not exceed the Total Funding Amount, and further provided that Onyx shall have funded its own expenses out of its own capital fund (including capital contributions) to the extent of at least one million dollars.

          (c)  If the aggregate research funding payments made prior to January 1, 1993 by Chiron pursuant to subsections (a) and (b) above shall be less than the Total Funding Amount, Onyx shall have the right following such date to request from time to time that Chiron make additional research funding payments to it in amounts that, when added to the payments made prior to such request pursuant to this subsection 7.c and subsections (a) and (b) above shall not exceed an amount equal to the Total Funding Amount; provided, however, that, unless Onyx shall have exhausted all other cash then on hand (except for three months' reserves based on Onyx' anticipated rate of expenditure), including cash attributable to contributions made to its capital, Chiron shall not be obligated pursuant to this subsection to pay over more than $100,000 in any 30-day period. If at the time Onyx makes a request to Chiron for payment under this subsection it shall have exhausted all other cash then on hand excluding reserves as set forth above, Onyx shall be permitted to request, and Chiron shall be obligated to pay, amounts in excess of $100,000 for such 30-day period, up to the balance of the unpaid Total Funding Amount.

          (d)  Chiron shall be obligated to make the payments referred to above within five business days of receiving any such request from Onyx. For purposes hereof, the term "Timing Amount" means the summation of the interest on the portion of the Total Funding Amount (including interest previously accrued) which, after the Closing Date, has not been paid or credited pursuant to Sections 6 or 7 and remains outstanding, as calculated monthly (based on the average unpaid portion of the Total Funding Amount over such month) at a rate equal to the monthly average of Donohue's money market average rate for the month to which such calculation applies.

        8.    Contract Rights.

          (a)  Chiron's obligations hereunder are expressly subject to the existing third-party rights binding Chiron, Cetus, or any affiliate or subsidiary thereof as referenced in Appendix 4, and copies or accurate summaries of them have been made available to agents of Onyx for review.

          (b)  Chiron shall reasonably assist Onyx at its request and Charged Expense with regard to the transfer of the McCormick NIH grant (Number CA51992, entitled "Discovery of Drugs Inhibiting Ras Proteins, Project 4") and related subcontracts to Onyx effective on or about the Closing Date. Chiron shall not be liable for any inability or ineffectiveness of Dr. McCormick or his staff to timely perform any act needed to maintain in force or transfer such grant.

          (c)  Upon request of Onyx, Chiron shall give Hoffmann-LaRoche ("HLR") notice to cancel its oncogene collaboration agreement with HLR and reasonably assist Onyx at its request and Charged Expense in renegotiating such agreement. To the extent, if any, that Chiron is required to continue to render services under such agreement, Onyx shall (at Chiron's request) perform them on Chiron's behalf and at Onyx' sole cost, except that Chiron shall tender to Onyx any additional payment made to Chiron by HLR on account of such services.

          (d)  Prior to the execution of this Technology Agreement, Cetus had entered into numerous agreements with outside collaborators regarding research in the Field. By way of example, such agreements include agreements for the transfer of materials and confidential information to such collaborators, consulting and sponsored research agreements, and other agreements which may include obligations to disclose and license discoveries made by such collaborators in the Field. Chiron shall make good faith efforts to identify those Cetus contracts relating to work by outside collaborators in the Field (the "Field Collaboration Agreements"). To the extent Onyx employees may be former Cetus employees with knowledge of such agreements, Onyx shall assist in Chiron's efforts to identify such agreements. The parties shall use reasonable efforts to complete their identification of the Field Collaboration Agreements prior to August 8, 1992.

          (e)  To the extent each Field Collaboration Agreement relates to research in the Field, Chiron shall make best efforts to assign same to Onyx, and Onyx shall make best efforts to assume, the rights, duties, and obligations thereof. If a Field Collaboration Agreement is not assignable, or includes subject matter outside the Field in which Chiron has an interest and which cannot readily be separated, then Chiron may decline to assign such Field Collaboration Agreement to Onyx. Provided, however, that:

              (i)  Chiron shall not be obligated to assign, nor shall Onyx be required to assume, any Field Collaboration Agreement which, by August 8, 1993, neither party has identified to the other as such a Field Collaboration Agreement and requested that such agreement be assigned and assumed, respectively.

            (ii)  Onyx may decline to assume any Field Collaboration Agreement (except for the collaboration agreement with Dr. Johannes Bos) which assumption would impose on Onyx an obligation to provide a consideration to another party having a value and cost to Onyx reasonably expected to exceed $10,000. If Onyx declines to assume any Field Collaboration Agreement under this subsection ?, then the parties shall reasonably discuss an equitable arrangement with respect to the entire group of Field Collaboration Agreements.

          (f)    Chiron shall, at Onyx' request and Charged Expense, provide Onyx with contract administration services for the Field Collaboration Agreements and for similar agreements of Onyx made after the date hereof. Such services shall include drafting, negotiating and tracking such agreements and the obligations thereof. Chiron shall not be liable for any error or omission in rendering such services, nor shall any employee thereof be deemed to be acting as an agent or attorney of Onyx. Chiron may terminate its services hereunder on forty-five days' notice to Onyx.

        9.    Covenant Not to Re-Establish Research Program.

          (a)  Except as set forth in this Section 9, commencing as of the Effective Date of this Agreement and continuing for three years after the Closing Date, Chiron covenants on behalf of itself and those entities it controls not to continue or establish directly or indirectly a specific research program in the Field on behalf of itself or third parties, provided without limitation, however, that this covenant shall not prevent the fulfilling of the existing contractual obligations set forth on Appendix 4 or engaging in incidental research efforts wherein no individual or group of scientists engages in a material effort directed toward investigations in the Field. Whether or not the following activities may fall within the scope of Chiron's covenant under this Section 9.a., the parties expressly except them as follows:

          (b)  Except as set forth in the penultimate sentence of Section 9.c, nothing in this Section 9 affects Chiron's right to continue to employ generally applicable drug discovery or design methodologies, including, without limitation, the random peptide discovery work, the "peptoid" methodology, or other drug discovery techniques developed by Protos or by Dr. James Devlin at Cetus.

          (c)  Further, nothing in this Section 9 affects Chiron's activities attendant to the commercializing of any pharmaceutical, including licensing, performing pre-clinical evaluations, engaging in human clinical trials, manufacturing process development, formulation, stability studies, pharmaceutical manufacture, marketing, and sales, whether the pharmaceutical product was developed by Cetus, Chiron, or another party and licensed to one of them, and whether or not such product arose within the Field. Neither shall this section be construed to prohibit any research into intercellular substances and activities and products thereof, nor the discovery and development of any substance or activity which may have some activity relating to the Field where such discovery was incidental to research not in the Field, nor the discovery, design or development for third parties of any substance, except as set forth below. Notwithstanding the foregoing or anything else contained herein to the contrary, in no event shall Chiron perform drug discovery services in the Field on its own behalf or on behalf of third parties involving the mass screening of compounds for the inhibition of the proteins set forth in the definition of the Field as listed on Appendix 1 during the period ending three years after the Closing Date without the prior written consent of Onyx, which will not be unreasonably withheld. Onyx shall be deemed to be reasonable in withholding such consent if such screening involves targets that are directly competitive with specific targets that Onyx is developing or has definitive plans to develop.

          (d)  Without expanding the provisions of Section 9.a, the parties acknowledge that one or more third parties may develop or may have developed proprietary positions (as evidenced by patent applications, title to otherwise unavailable research substances, and/or protectable trade secrets) with respect to targets discovered (without the assistance of Chiron otherwise in violation of the terms of this Agreement) in the Field. It shall not be deemed a breach of Chiron's covenants hereunder for Chiron to collaborate scientifically with such parties relating to such target(s), with the goal of developing a commercializable product for Chiron or others to market. Such collaboration may include, for example, design of antibody or antisense materials responsive and/or interactive with said target(s) in or outside of the Field, joint strategizing on additional Field research relating to such target(s) to be performed by such third party, sequencing, expression, and cloning services and the like, examination of the activity of potential therapeutic substances in vitro and in vivo. The entry into such a collaboration by Chiron shall not act to excuse Chiron from its obligations regarding mass screening as set forth in Section 9.c, nor shall Chiron thereby be excused from its obligations regarding screening under Section 2.c.

        10.    Collaboration Opportunities.

          (a)  Upon request by either party, and to the extent not inconsistent with either party's then-existing business and contractual obligations, the parties shall meet from time to time to discuss in good faith the possibility of the following arrangements:

              (i)  The use of Chiron's sales and marketing operation for the distribution of Onyx' therapeutic drugs on commercially reasonable terms.

            (ii)  The entry of the parties into one or more scientific collaborations.

          (b)  The parties acknowledge that they are currently engaged in such good-faith discussions regarding [ * ] and regarding [ * ] (in which technologies Onyx is obtaining no rights under the present Technology Agreement). Additionally, the parties are engaged in good-faith discussions regarding collaboration in the field of [ * ].

          (c)  Until the conclusion of the parties' discussions regarding the foregoing potential collaborations, Chiron may elect to leave Onyx in possession of various substances not defined as Materials to be transferred hereunder. Such substances, including without limitation [ * ] systems and [ * ] related substances, shall be held by Onyx in trust for Chiron, any use thereof shall be for Chiron's sole benefit, and such substances shall be returned to Chiron at Chiron's request, all unless the parties subsequently agree otherwise.

        11.    Chiron Rights.

          (a)  Chiron shall have the rights as set forth below with respect to the following discoveries of Onyx and the patents thereon ("Special Products"):

              (i)  "Diagnostics," which include any product or process having utility in [ * ], including without limitation [ * ].

            (ii)  "Vaccines," which include any substance intended to [ * ], and which further include any substance which is intended to [ * ]. Any license or strategic partnership regarding [ * ] will include a right of Onyx to co-market any products developed thereunder.

          (iii)  "Gene Therapy," which includes any product or process having utility with respect to [ * ].

          (b)  For a period of fifteen years from the Closing Date, Chiron shall have the option ("Option Right") to one or more exclusive, reasonable royalty-bearing licenses with respect to one or more developments in the fields of Diagnostics or Vaccines.

              (i)  If Chiron chooses to exercise its Option Right from time to time, it shall deliver a written "Notice of Exercise" to Onyx, specifying the Special Product(s) as to which such exercise has been made. Within thirty days after the delivery of each such Notice of Exercise, the parties shall meet in good faith to negotiate the terms of a license to such Special Product. At Onyx' option, to be declared within forty-five days of receipt of the Notice of Exercise, Onyx may delay the time for determining the reasonable royalty rate to the date of the commencement of Phase II clinical trials of the first product subject to such exercise. If, by the ninetieth day after delivery of the Notice of Exercise, the parties have not agreed on all terms for a license (except for royalty rate if delayed pursuant to the preceding sentence), and except as set forth in the section immediately following, Chiron may, at its option, thereafter submit the terms of the license to arbitration. The Arbitrator(s) in such a case shall determine a reasonable royalty (unless delayed) and other customary license terms based on relevant industry standards, the value and scope of patent coverage, and the respective contributions of the parties to the value of the finished product. At the request of either party, the Arbitrator shall also resolve as part of such arbitration, and impose as part of the license terms, reasonable and customary diligence provisions and obligations on Chiron with respect to the commercialization and the promotion, marketing and sale of the Special Product(s) then being licensed. If the royalty rate is to be determined after the occurrence of a later event, it may be arbitrated separately at that time.

            (ii)  In addition, at the request of either party, the Arbitrator shall determine with respect to any given Special Product whether Chiron then is reasonably able to promptly commercialize (directly and/or indirectly through its normal distribution channels or other third parties with whom Chiron has entered into agreements contemplating such commercialization) the rights to be exclusively licensed hereunder and to meet reasonable and customary milestone requirements so as to provide Onyx with a reasonable return with respect to that Special Product. If the Arbitrator finds in the negative as to the question immediately preceding, then as to the Special Product in question, Chiron's license rights hereunder shall be exclusive but for the right of Onyx (or its licensee as set forth below) to commercialize the Special Product, and Chiron's royalty and other license obligations to Onyx shall be appropriately and equitably reduced to take into account the co-exclusive rights being retained by Onyx. Such a co-exclusive right retained by Onyx shall include the right either to commercialize the Special Product world-wide (directly and/or indirectly through its normal distribution channels or third parties), or, with respect to any given country the right to license such rights, in Onyx' place and to its exclusion, to no more than one third party.

          (iii)  If, pursuant to the preceding Section 11.b.i, Onyx and Chiron have failed to reach agreement on all license terms within ninety days of the Notice of Exercise, then within fifteen days of such ninetieth day, Onyx may give notice to Chiron of its intent to seek to market a license to the Special Product subject to such exercise to a third party and may, for ninety days after such notice of intent, discuss a license to the Special Product with third parties. Upon such notice, Chiron's right to arbitrate a license shall be tolled. If Onyx receives a bona fide offer to enter into a license with a third party (the "Outside License") within such ninety days, it shall disclose all of the particulars of such offer to Chiron, tender to Chiron the right to accept such terms modified only as necessary to permit them to be reasonably capable of being accepted by Chiron while providing substantially equivalent benefit to Onyx, and Chiron may within sixty days of such disclosure and offer, accept such terms. If Chiron fails to accept such terms or to enter into such a license, then Onyx may enter into the Outside License with the offeror within sixty days of Chiron's election. If Onyx shall not have executed the definitive agreement for such an Outside License, or if Onyx does not receive an offer for an Outside License, then the period for Chiron to initiate arbitration as set forth in the preceding section shall commence at the end of such sixty days.

            (iv)  Onyx may terminate the foregoing Option Rights as to specific Special Products when Onyx has completed Phase II human clinical trials thereof without having theretofore agreed to provide rights to such product to any third party, by providing Chiron with not less than 90 days' written notice and fully disclosing all relevant information then in Onyx' possession regarding such product, and if Chiron has been afforded, and has refused, a fair opportunity to participate in the commercialization thereof as set forth in this Section 11.

          (c)  At any time, Chiron may propose that Onyx enter into a strategic relationship with respect to a Special Product. Upon receipt of such proposal, Onyx and Chiron shall thereafter meet to discuss such relationship in good faith for a period of thirty days. Onyx shall not be obligated to enter into any such relationship.

          (d)  At any time, Onyx may propose that Chiron enter into a business or product development relationship with respect to a Special Product. Upon such proposal, Onyx shall disclose all relevant information regarding such Special Product, and the parties shall thereafter meet in good faith to negotiate such a relationship. As to any such proposal, if, after 60 days, Chiron and Onyx have failed to reach agreement on such a relationship with respect to such Special Product, then, for 120 days Onyx may enter into such a relationship with another party on terms no more favorable when taken as a whole to such third party than those offered by Onyx to Chiron.

          (e)  Any Arbitration under this Agreement shall be conducted in San Francisco under the auspices and according to the commercial rules of the American Arbitration Association before a single neutral arbitrator. Discovery shall be allowed on good cause shown.

        12.    Confidentiality.

          (a)  Each party shall maintain in strict confidence and shall not use or disclose the Confidential Information of the other party except to the extent expressly set forth herein or as the other party may grant express permission in writing. Each party's confidentiality obligations hereunder shall expire three years after the later of (i.) the date Onyx entirely vacates the premises of Chiron or (ii.) the date such information is first disclosed to the other party.

          (b)  "Confidential Information" shall mean all information of either party which is in the possession of the other party or its employees, or which may come into their possession through disclosure or through inadvertent or casual communications which may take place during the location of either party's personnel at the premises of Chiron, and shall be deemed to include without limitation all technical information, research strategies, findings, genetic sequence, patent applications, business plans, and commercial information, whether or not specifically identified as confidential and regardless or the from in which such information may be embodied. Confidential Information shall not include:

              (i)  Information which is known generally to the relevant public through no fault of the receiving party;

            (ii)  Information which is received from a third party as a matter of right and without breach of a duty to the disclosing party;

          (iii)  Information which was in the possession of the receiving party prior to receipt from the disclosing party, as evidence by contemporaneously-written documentation and except for such information received by Onyx personnel on account of prior employment with Chiron; or

            (iv)  Information which is independently developed by the receiving party, as evidenced by contemporaneous documentation, without use of or reference to any Confidential Information of the disclosing party.

        13.    Scientific Contact.

          (a)  Periodically, and not less than once per year, appropriate scientific personnel designated by Chiron and Onyx respectively shall meet in a scientific conference (1) to review the Field generally, (2) to disclose (consistent with confidentiality obligations) third-party collaborations and other third-party activities in the Field, and (3) to the extent neither party's business is damaged thereby, to discuss the ongoing investigations and progress of Onyx in its work and to consider possible areas of mutual scientific interest.

          (b)  Partially in order to assist in keeping Chiron reasonably apprised of the progress of work at Onyx, including work in the Field and work which may be subject to Chiron's rights hereunder, Chiron may, at its own sole expense, and subject to Onyx' approval not to be unreasonably withheld, appoint a representative to Onyx' Scientific Advisory Board. To the extent neither party's business is damaged thereby, such representative may participate in the same activities as the other members of the Advisory Board.

        14.    Term and Termination.    This Agreement shall continue in force indefinitely unless terminated according to the terms hereof.

          (a)  Sections 3 ("Personnel"), 4.b (regarding Cetus Substances), 12 ("Confidentiality") and 15 ("Indemnity") shall survive any termination of this Technology Agreement. Any rights which accrued to either party prior to such termination shall be preserved, including the right of either party to receive a payment and the rights of Chiron in certain Special Products as set forth in Section 11 as to which Chiron has previously exercised its Option Rights. Chiron may, in terminating this Technology Agreement, give Onyx notice that the provisions of Section 2.a (except for improvements to Cetus Substance Technology made after the date of termination) shall survive termination, in which case the Option Rights to all Special Products shall also survive termination. Otherwise, Chiron must exercise its Option Rights, if at all, within [ * ] of the date of termination, and they shall thereafter terminate.

          (b)  Either party may terminate this Agreement on written notice as follows:

              (i)  Sixty days after the filing of a voluntary or involuntary petition of bankruptcy regarding the other party (which petition is not dismissed within sixty days), or Onyx seeking any similar judicial protection from creditors, or making an assignment for the benefit of creditors.

            (ii)  Immediately on notice that the other party is suspended, winds up or otherwise ceases to do business.

          (iii)  Immediately upon the other party purporting in writing to assign this Technology Agreement or any rights thereunder to a third party other than in accord with the express terms of this Technology Agreement.

            (iv)  Thirty days after the other party has been notified of a material breach of this Technology Agreement or of the Financing Agreement but has failed to cure such breach.

            (v)  Immediately upon termination of the Financing Agreement before all equity to be invested in Onyx as contemplated by the Financing Agreement has been so invested.

          (c)  Upon termination of this Agreement, (i.) Onyx shall deliver to Chiron all Materials (except Courtesy Materials and M.O. Materials) in Onyx' possession, custody or control, and Chiron shall be entitled to immediate possession of said Materials (unless Chiron has elected not to terminate the provisions of Section 2.a), and (ii.) Onyx shall vacate Chiron's facility within thirty days of receipt of the notice of termination, unless Onyx is in default of its obligation to pay for its occupancy, in which case Onyx shall vacate immediately, and (iii.) Onyx shall pay all amounts due to Chiron, net of any amounts due from Chiron to Onyx hereunder.

          (d)  Upon a Change of Control, Chiron shall be entitled upon [ * ] notice, to terminate the provision of certain services to Onyx, namely, [ * ] "Change of Control" means: the acquisition of more than 50% of the voting power of all outstanding shares of Onyx stock by a single entity or combination of entities acting in concert; the merger or sale of Onyx; a transaction which ends Onyx' publicly-owned status; the acquisition of more than 15% of the voting power of all outstanding shares of Onyx by a competitor of Chiron; or a sale of substantially all the assets of Onyx.

        15.    Indemnity.    Onyx shall indemnify, defend and hold harmless Chiron, its affiliates, and their agents, employees, officers, and directors from and against any and all claims, liabilities, loses, costs, damages and expenses (including actual attorneys fees and costs) of every kind nature and description (collectively "Claims") which may be payable by virtue of, or be based upon, or arise out of, or result from the activities of Onyx whether pursuant to this Technology Agreement or in breach thereof, or otherwise, including without limitation any claim of personal injury, workers compensation, or the like

(whether arising from an incident at Chiron or not), violation of any patent, copyright, trademark, trade secret or other intellectual property right by Onyx, or any failure of Onyx to obtain any needed permit, license, or government approval or the like for carrying out its business and research operations, provided, however, that Onyx shall not be required to so indemnify to the extent that it is found by a court of competent jurisdiction that Claims were caused by the intentional misconduct or gross negligence of Chiron or to the extent such Claims arose from the breach by Chiron of its contractual obligations to another party.

        16.    Miscellaneous.

          (a)  Governing Law. This Technology Agreement shall be governed by the laws of the State of California. The parties hereby irrevocably submit to the jurisdiction to the courts sitting in the counties of San Francisco and Alameda.

          (b)  Severability. If any provision in this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions of this Agreement shall continue in full force without being impaired or invalidated in any way, to the maximum extent possible consistent with the intent of the parties in entering into this Agreement.

          (c)  Entire Agreement. This Technology Agreement sets forth the entire agreement of the parties with regard to the subject matter set forth herein and supersedes all prior agreements, discussions, and understandings between Chiron and Onyx. The previous undertakings by Institutional Venture Partners and Avalon Ventures regarding personnel and confidentiality, and by Dr. Frank McCormick additionally regarding certain employment matters, shall remain in full force and effect.

          (d)  Amendments and Waiver. This Technology Agreement may only be amended by a written instrument executed by the parties hereto. No waiver of any right under this Agreement shall be deemed effective unless set forth in a writing signed by the party charged with such waiver, and no waiver of any breach or failure to perform shall be deemed to be a waiver of any future breach or failure to perform or of any other provision of this Agreement.

          (e)  Force Majeure. Each party shall be excused from the performance of its obligations if such performance is prevented by circumstances beyond its reasonable control. Such excuse from performance shall continue until 30 days after the termination of such circumstances. Circumstances beyond the reasonable control of a party include, without limitation, acts of God, acts, regulations or laws of any government including any orders, injunctions or similar rulings of any court or governmental commission or agency, war, civil commotion, damage to or destruction of production facilities or materials by fire, earthquake, storm or other disaster, epidemic and failure of public utilities or common carriers. The party claiming to be affected by any such circumstances shall give immediate notice to the other party, giving full particulars thereof.

          (f)    Agency. Neither party shall under any circumstance be deemed an agent, representative, partner or employee of the other, and neither may enter into any contracts or commitments in the name of or on behalf the other.

          (g)  Assignability by Onyx. Onyx may not assign this Technology Agreement or any rights hereunder to any other party without Chiron's express written consent, which may be withheld in Chiron's sole discretion. However, Onyx may assign this Agreement to a successor to the business of Onyx to which this Agreement pertains without Chiron's consent, except that the provisions of Section 2.a.iii (license to Cetus Substance Technology) shall terminate, and Onyx shall return to Chiron all Cetus Substances.

          (h)  Notices. Any notice or other communication required or permitted to be given to any party under this Agreement shall be given in writing and shall be delivered by hand or by registered mail postage prepaid and return receipt requested, addressed to each party at the following address or such other address as may be designated by such party by notice pursuant to this Section 16.h:

To Chiron:	President, Chiron Corporation 4560 Horton Street Emeryville, California 94608 cc: General Counsel
To Onyx:	President, c/o Heller, Ehrman Attn: Michael O'Donnell 525 University Avenue Palo Alto, California 94301

          (i)    Disclosures Regarding Patents. To the knowledge of Chiron's attorneys and officers: Chiron owns sufficient title in the patents set forth in Appendix 2 to grant the rights granted herein, and no written charge of patent infringement has been made against Chiron with respect to the operations of the McCormick Group in the Field, and Chiron has not caused to be prepared any opinion of counsel respecting the validity or enforceability of any patent believed by Chiron to bear on the operations of the McCormick Group in the Field. Upon request of Onyx, in anticipation of the transfer of this Agreement to a third party pursuant to Section 16.g, but without a license to the Cetus Substances or the Cetus Substance Technology, Chiron shall prepare a list of issued or published patents reasonably believed to bear on such Substances and/or Technology, which list shall be furnished within 30 days of Onyx' request, but shall be without prejudice to Chiron.

          (j)    Construction. This Technology Agreement is the result of mutual negotiations and drafting, and any ambiguities are not to be construed strictly against either party. The captions in this Agreement are for convenience only, and shall not be used to define, limit, or extend the terms hereof.

          (k)  Third Parties. This Technology Agreement is intended and shall to benefit solely Chiron and Onyx, and no third party shall be a beneficiary hereunder.

          (l)    Authority. The undersigned parties represent that they are authorized to enter into this Agreement.

          (m)  Costs and Expenses. Onyx shall reimburse Chiron for its reasonable attorneys fees in connection with the negotiation of this Technical Agreement, the Financial Agreement, and the Agreement in Principle, provided, however, that Onyx need not reimburse such fees to the extent that the aggregate amount thereof exceeds $5,000.

          (n)  Press Releases and Publicity. Any press release about the formation of Onyx will be jointly approved by Chiron and Onyx and will be issued on a simultaneous basis by both parties. Neither party shall use the name of the other in any publicity, advertising, or marketing material without the consent of the other, which shall not be unreasonably withheld.

          (o)  Multiple Counterparts. This Technology Agreement may be executed in one or more counterparts, each of which shall be an original, and all of which shall constitute one instrument.

        IN WITNESS WHEREOF, the undersigned have executed this TECHNOLOGY AGREEMENT as of the date first-above written.

CHIRON CORPORATION, on behalf of itself and Cetus Oncology Corporation		ONYX PHARMACEUTICALS, INC.
By:	/s/ Hollings C. Renton	By:	/s/ S. D. Colella
Name:	Hollings C. Renton	Name:	S. D. Colella
Title:	President	Title:	CEO

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES EXCHANGE ACT OF 1933, AS AMENDED.

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES EXCHANGE ACT OF 1933, AS AMENDED.

APPENDIX 1

DEFINITION OF FIELD

"Field" shall mean:

  The study of the intracellular regulatory pathway controlling cell proliferation [ * ]. The Field further includes [ * ] for use as therapeutic agents for neoplastic disorders.

  By way of example, [ * ].

  Notwithstanding the foregoing, the Field does not include the study of [ * ].

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APPENDIX 2

PATENTS

Case No. Serial No. Filing Date	Title	Status	Inventors
2182 652,752 9/19/84	PEPTIDE ANTIBODIES AND THEIR USE IN DETECTING ONCOGENE PRODUCTS	Abandoned	F. McCormick G. Wong R. Clark N. Arnheim D. Nitecki
2182A 871,089 6/5/86	PEPTIDE ANTIBODIES AND THEIR USE IN DETECTING ONCOGENE PRODUCTS	Abandoned	Same as above
2182.1 661,909 10/17/84	PEPTIDE ANTIBODIES AND THEIR USE IN DETECTING ONCOGENE PRODUCTS	Issued; U.S. Patent No. 4,798,787	F.McCormick G.Wong R.Clark
2182.1A 871,088 8/15/86	PEPTIDE ANTIBODIES AND THEIR USE IN DETECTING ONCOGENE PRODUCTS	Abandoned	F.McCormick G.Wong R.Clark N.Arnheim D.Nitecki
2188 661,686 10/17/84	PEPTIDE ANTIBODIES AND THEIR USE IN DETECTING ONCOGEN PRODUCTS	Issued; U.S. Patent No. 4,762,706	F.McCormick G.Wong R.Clark N.Arnheim D.Nitecki J.Feramisco
2188A 938,598 12/5/86	PEPTIDE ANTIBODIES AND THEIR USE IN DETECTING ONCOGENE PRODUCTS	Abandoned	Same as above
2450 216,888 7/8/88	COMPOSITIONS FOR DETECTING RAS GENE PROTEINS AND CANCER THERAPEUTICS	Allowed; awaiting issuance	F.McCormick K.Koths R.Halenbeck M.Trahey
2450A 672,348 3/20/91	COMPOSITIONS FOR DETECTING RAS GENE PROTEINS AND CANCER THERAPEUTICS	Pending	F.McCormick K.Koths R.Halenbeck M.Trahey

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2465 230,761 8/10/88	GAP GENE SEQUENCES AND DIAGNOSTIC USES THEREOF	Abandoned	G.Martin G.Wong F.McCormick
2465.1 260,807 10/21/88	GAP GENE SEQUENCES AND DIAGNOSTIC USES THEREOF	Abandoned	G.Wong G.Martin F.McCormick B.Rubinfeld E.O'Rourke R.Clark
2465.1A 774,644 10/11/91	GAP GENE SEQUENCES AND DIAGNOSTIC USES THEREOF	Pending	G.Wong G.Martin F.McCormick B.Rubinfeld E.O'Rourke R.Clark
2465.2 396,910 8/21/89	PEPTIDE SEQUENCES, AND DIAGNOSTIC AND THERAPEUTIC USES THEREOF	Abandoned	F.McCormick G.Wong P.Polakis B.Rubinfeld
2465.2A 776,878 10/16/91	PEPTIDE SEQUENCES, AND DIAGNOSTIC AND THERAPEUTIC USES THEREOF	Pending	F.McCormick G.Wong P.Polakis B.Rubinfeld
2465.3 624,299 8/14/90	NATIVE TYPE II GAP, METHODS FOR PURIFYING VARIOUS GAPS AND USES OF GAPS TO DIAGNOSE CANCER	Pending	R.Halenbeck K.Koths F.McCormick B.Rubinfeld E.O'Rourke R.Clark G.Wong G.Martin
2564 502,332 3/30/90	PURIFIED RAP GAPS AND USES THEREOF	Pending	P.Polakis B.Rubinfeld F.McCormick
2564.1 642,801 1/18/91	PURIFIED RAP GAPS, RAP GAP SEOUENCES AND USES THEREOF	Pending	P.Polakis F.McCormick B.Rubinfeld
2594 702,771 5/17/91	PURIFICATION AND CLONING OF P62	Pending	G.Wong F.McCormick

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APPENDIX 3

LIST OF MATERIALS

M.O. Materials:

        [ * ]

Courtesy Materials:

Courtesy Materials shall be negotiated in good faith at Onyx' request. In general, such materials will include those freely available from commercial sources or public repositories, and which Cetus or Chiron customarily provides to other companies without commercial restrictions or licensing rights. The following materials, to the extent they are agreed to be appropriate as Courtesy Materials, may be included in such definition:

        [ * ].

Cetus Substances:

Any Material not otherwise classified by Chiron shall be deemed to be a Cetus Substance. Until otherwise thus classified, the following Materials are included in the definition of Cetus Substances:

        [ * ].

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APPENDIX 4

IDENTIFICATION OF THIRD PARTY CONTRACTS

        The following contracts have been identified in good faith and in view of the expressed intention of Onyx to engage in activities in the Field and to commercialize the results of such activities. Chiron shall not be required to transfer any license right, know-how, or material, or perform any other act which triggers a liability under any of the following:

        [ * ].

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES EXCHANGE ACT OF 1933, AS AMENDED.

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APPENDIX 5

IDENTIFICATION OF THIRD PARTY MATERIALS

        Notwithstanding their inclusion elsewhere, the following items have been identified by Dr. McCormick or others as having been received from third parties as gifts or otherwise without restriction as a courtesy from the donor, or they are presently suspected to be based on such substances. Chiron shall review the circumstances of such receipts and, to the extent it deems itself legally able to give such items to Onyx, shall reclassify such items as Materials. Until such time, to the extent, if any, that Onyx is in possession of such substances, or any other substances not deemed Materials hereunder, such substances shall be deemed to be held in trust for Chiron and shall be delivered to Chiron at its request:

        [ * ].

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APPENDIX 6

PROJECT COSTING METHODS
MAJOR PRINCIPLES

        Chiron's current (December 1991) project costing methods include the following accounting practices:

  •
  [ * ]

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APPENDIX 7

RECRUITMENT LIST

  Iris Albert
  Gideon Bollag (NCI post doc not on Chiron head count)
  Clayton Casipit
  Robin Clark
  Leah Conroy
  Simon Cook
  Walter Crosier
  Mazie Coyne
  Ellen Freed
  Jonathon Graves
  Jim Litts
  Susan MacDonald
  George Martin
  Peter McCabe
  Frank McCormick
  Susan Munemitsu
  Gwynn Pardee
  Paul Polakis
  Denise Ramirez
  Bonnee Rubinfeld
  Maria Ruggieri
  Brian Souza
  Yi-Eve Ting
  Lelia Wu

        Onyx waives the provisions of the Agreement in Principle and the Definitive Agreement prohibiting Chiron from competitively recruiting Leah Conroy or otherwise attempting to dissuade her from leaving Chiron.

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CHIRON—ONYX HPV ADDENDUM

        THIS ADDENDUM is entered into as of December 2, 1992 by and between ONYX PHARMACEUTICALS, INC. ("Onyx") and CHIRON CORPORATION ("Chiron"), and it is an addendum to that certain Technology Transfer Agreement between the parties referenced below.

        1.    Background

          1.1  Effective as of April 24, 1992, Chiron and Onyx entered into a Technology Transfer Agreement ("TTA") which, among other things, provided for the transfer of certain rights and materials to Onyx, certain payments to Onyx, and the grant of rights and options in certain of Onyx's inventions, all as set forth in the TTA.

          1.2  Chiron did not transfer to Onyx Chiron's rights regarding Human Papilloma Virus ("HPV"), but instead retained such rights, and Onyx agreed to hold any of Chiron's materials relating thereto in trust for Chiron.

          1.3  Onyx has, using such materials, continued to develop information, assays, and techniques regarding HPV, and Chiron and Onyx now desire to enter into a collaboration regarding HPV, and Chiron is willing to provide support for the collaboration, as set out more particularly below.

        2.    Collaboration

          2.1  Field. The "Field" of the collaboration shall be therapeutic products for HPV which operate by [ * ].

          2.2  Activities. Chiron and Onyx shall jointly and separately perform investigations in the Field as reasonably determined by mutual agreement and as modified from time to time by mutual consent.

          2.3  Conferences. In addition to the regular interaction between those personnel directly involved in the Collaboration, Chiron and Onyx shall, not less than quarterly, meet to exchange scientific information relating to the Field and to the Collaboration.

          2.4  Staffing. Chiron shall devote at least [ * ] to collaboration activities in the Field. Onyx shall devote [ * ] to collaboration activities in the Field. Each party shall identify to the other the personnel involved in such research, which personnel shall be reasonably acceptable to all parties.

          2.5  Term. The term of the Collaboration shall be from the effective date hereof until [ * ]. At Chiron's option, the term of the Collaboration may be extended in successive [ * ] terms through [ * ] upon notice given [ * ] prior to expiration of the term and tender of consideration equal to [ * ] per additional month.

        3.    Rights

          3.1  Collaboration Developments. The "Collaboration Developments" include any assay, invention, improvement, method, or composition of matter relating to the Field which is first conceived or reduced to practice by either party during the term of the Collaboration, or by Onyx prior to such term using the Chiron Background Properties. Collaboration Developments include samples of biological materials created during the term of the Collaboration as well.

          3.2  Chiron Background Properties. The Chiron Background Properties are the secrets, know-how, and biological materials obtained from Chiron and relating to HPV which Onyx has

1

  had in its possession prior to the effective date hereof. Chiron Background Properties further include such items in Chiron's possession which, in Chiron's opinion will be useful in investigations in the Field and which may be disclosed or transferred to Onyx without breach of a duty to a third party (including [ * ]).

          3.3  Disclosures. Chiron and Onyx shall promptly disclose to each other any Chiron Background Properties and Collaboration Developments promptly upon execution hereof or promptly upon the making thereof. Such disclosure shall include samples of all biological materials relevant to same.

          3.4  Patent Rights. Subject to Section 5.2, in addition to the rights granted Chiron in the TTA, the parties shall each have a co-exclusive right to any patent on any Collaboration Development. Specifically, ownership of patents on Collaboration Developments shall be determined by inventorship according to United States law, and the applications therefor will be prosecuted as set forth below. Each party shall be the sole licensee in the Field of the other party's interest in such patents, and each party shall have a non-exclusive license to use the non-patented Collaboration Developments of the other in the Field or outside of it, which licenses, and the license to the [ * ] Patents, may be assigned entirely with respect to each individual territory, and with respect to each commercially distinct product, in such party's place, and to its exclusion, to a third party, and each party, or its permitted assignee, may under its licenses engage in collaborative research activities, joint development and/or co-promotion of such product with a third-party development partner.

          3.5  Prosecution of Patents. The parties shall cooperate reasonably in the prosecution of any patent on any Collaboration Development, the expenses of which prosecution shall [ * ] and which prosecution shall be undertaken by counsel mutually acceptable to both parties. If a party elects not to fund prosecution of any patent application, then the other party may continue the prosecution thereof at its sole expense and shall own all right, title, and interest thereto, with the non-electing party retaining only a non-exclusive, nontransferable, and non-sublicenseable "shop right" to practice the patented invention.

          3.6  Chiron Background Properties. During the Collaboration, Onyx may use the Chiron Background Properties for the purposes of the Collaboration. Upon the termination of the Collaboration, provided that Onyx has delivered to Chiron all improvements thereof (which Chiron shall be free to use), and subject to any third-party restrictions on use thereof Onyx shall be free to use such Chiron Background Properties without further obligation to Chiron.

          3.7  [ * ] Patents. The "[ * ] Patents" are those patents jointly owned by Chiron and [ * ] relating to HPV, serial numbers [ * ], any division, continuation, reissue or foreign counterparts thereof. Chiron is the co-owner of the [ * ] Patents and holds an option to an exclusive license thereto. Upon termination of the Collaboration, Chiron shall grant to Onyx, at Chiron's option either:

            3.7.1    a royalty-free non-exclusive license to the [ * ] Patents; or

            3.7.2    a non-exclusive sublicense to the [ * ] Patents at the same royalty rate which Chiron is obligated to pay the licensor thereof, including a pro-rata share of any fixed or up-front fees, but in no event shall Onyx be required to pay on terms less favorable than those given any other sublicensee, and Chiron shall provide Onyx with notice of Chiron's election promptly upon Chiron's exercise or non-exercise of its option with the licensor thereof.

        4.    Payments

          4.1  Total Funding Amount. In consideration of the rights granted herein, Chiron hereby increases the Total Funding Amount in the TTA by [ * ].

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          4.2  Loan Payment Delay. [ * ] of Onyx's debt currently due and payable to Chiron shall not become payable until [ * ] (except, at Chiron's option, as an offset against the final portion of the amounts due to Onyx under the TTA), prior to payment, such debt shall bear the same interest rate as that borne by the unpaid portion of the Total Funding Amount.

          4.3  Inducement of Chiron Research. Onyx shall, in consideration of Chiron's participation in the Collaboration, have no right to receive [ * ] any payments pursuant to Section 7.c of the TTA in excess of [ * ](apart from payments received on account of 1992 activities). This Section 4.3 shall not affect the Total Funding Amount.

        5.    Commercial Collaboration

          5.1  Intent. The parties intend, during the term of the Collaboration, to negotiate in good faith the possible long-term commercial collaboration regarding the development of a commercial therapeutic for HPV.

          5.2  Exclusive Discussions. During the term of the Collaboration, each party. shall not initiate, engage in, or continue discussions with any outside party regarding a possible collaboration regarding therapeutic products for HPV in the Field, other than ordinary scientific collaborations with non-profit entities, such as universities.

          5.3  Right of First Refusal. For a period of [ * ] following the conclusion of the term of the Collaboration, as such term may be extended, Onyx shall not enter into any agreement with any third party which includes any right to commercialize any product in the Field unless Onyx has first disclosed the terms of such agreement to Chiron and offered Chiron the opportunity to enter into an agreement having identical (or, where identical terms are impractical, materially similar) terms and Chiron has failed to accept such offer within [ * ] of such offer.

        6.    Relationship to TTA. This Addendum is an amendment to and a part of the TTA, defined above, and shall be subject to all of its terms. No provision of the TTA shall be deemed modified unless expressly inconsistent with the terms hereof.

CHIRON CORPORATION		ONYX PHARMACEUTICALS, INC.
By:	/s/ W. Moos Walter Moos Vice President	By:	/s/ Nancy U. Kamir
		Name:	Nancy U. Kamir
		Title:	VP, Corporate Development

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES EXCHANGE ACT OF 1933, AS AMENDED.

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[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES EXCHANGE ACT OF 1933, AS AMENDED.

AMENDMENT TO TECHNOLOGY TRANSFER AGREEMENT

        THIS AMENDMENT TO TECHNOLOGY TRANSFER AGREEMENT (the "Agreement"), is made as of February 1, 1994, by and between ONYX PHARMACEUTICALS, INC., of Richmond, California ("Onyx") and CHIRON CORPORATION, of Emeryville, California ("Chiron"), to amend the terms of the TECHNOLOGY TRANSFER AGREEMENT dated April 24, 1992, between Onyx and Chiron (the "Transfer Agreement").

RECITALS

        WHEREAS, the parties hereto desire to amend the Transfer Agreement to extend the period during which certain patent rights are licensed solely to Onyx with respect specifically to rap Gap, in exchange for the release of Chiron from its covenants in the Transfer Agreement against certain research activities in the Field (as defined in the Transfer Agreement); and

        WHEREAS, the parties desire to amend the notice provisions of the Transfer Agreement and to reach agreement with respect to specific confidentiality and material transfer obligations.

        NOW THEREFORE, in reliance upon and in consideration of the following undertakings, the parties agree as follows:

        1.    The third and fourth sentences of Section 2.a.i of the Transfer Agreement are hereby amended to read in their entirety as follows:

    "From the Closing Date (as hereinafter defined) until January 1, 1999, said license shall be a sole license to Onyx for use in the Field with respect to all referenced patents and applications to the extent that they claim subject matter relating to rap Gap or the use of rap Gap in the Field. From the Closing Date until three years thereafter, said license for use in the Field shall be (i) exclusive with respect to such rap Gap subject matter, and (ii) otherwise sole and co-exclusive with Chiron, (and shall exclude Chiron only to the extent of the covenants in Section 9), and said license shall thereafter be non-exclusive (except as set forth in the immediately preceding sentence)."

        2.    The first sentence of Section 2.b of the Transfer Agreement is hereby amended to read in its entirety as follows:

    "Chiron shall not be obligated to maintain in force any patent or prosecute any application, except that Chiron agrees to be reasonably diligent in the prosecution of all pending applications that claim subject matter relating to rap Gap or the use of rap Gap in the Field until and unless it chooses to abandon or discontinue the prosecution or maintenance of any such patent or application.

        3.    The first sentence of Section 9.a of the Transfer Agreement is hereby amended to read in its entirety as follows:

    "Onyx hereby agrees that Chiron may conduct its own research activities in the Field, subject to the license granted to Onyx. However, except as set forth in this Section 9, commencing as of the Effective Date of this Agreement and continuing for three years after the Closing Date, Chiron covenants on behalf of itself and those entities it controls not to establish or conduct directly or indirectly a specific research program in the Field with respect to any aspect of the ras pathway on behalf of any unaffiliated third parties, provided without limitation, however,

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    that this covenant shall not prevent the fulfilling of the existing contractual obligations set forth on Appendix 4 or engaging in incidental research efforts wherein no individual or group of scientists engages in a material effort directed toward investigations of the ras pathway in the Field."

        4.    The penultimate sentence in Section 9.c of the Transfer Agreement is hereby amended to read in its entirety as follows:

    "Notwithstanding the foregoing or anything else contained herein to the contrary, in no event shall Chiron perform drug discovery services in the Field relating to the ras pathway or any proteins or components thereof on behalf of third parties involving the mass screening of compounds for the inhibition of the proteins in the ras pathway during the period ending three years after the Closing Date without the prior written consent of Onyx, which will not be unreasonably withheld."

        5.    Section 9.c of the Transfer Agreement is hereby amended to add the following new sentence at the end of the paragraph that read in their entirety:

    "Pursuant to Sections 10 and 13 hereof, until February 1, 1999, Chiron agrees to advise Onyx from time to time of the existence of any research program it may undertake directed to the identification of substances having activity with respect to rap Gap or otherwise to the use of rap Gap in the Field and to consider in good faith any proposal Onyx may make for the establishment of a research and development collaboration under which Onyx (alone or with a corporate partner) may fund such program and acquire rights to commercialize any such product."

        6.    The notice provisions of Section 16.h of the Transfer Agreement are hereby amended with respect to notice to Onyx as follows:

      "To Onyx:

      Onyx Pharmaceuticals, Inc.
      3031 Research Drive, Bldg. A
      Richmond, California 94806
      Attention: President

      with a copy to:

      Robert L Jones, Esq.
      Cooley Godward Castro Huddleson & Tatum
      Five Palo Alto Square, 4th Floor
      Palo Alto, CA 94306"

        7.    Except as specifically amended under this Agreement, the Transfer Agreement shall remain in full force and effect.

        8.    Chiron hereby consents under section 12 of the Transfer Agreement, to the disclosure of Chiron Confidential Information to a third party pharmaceutical company with whom Onyx enters a collaboration agreement in the Field, provided that such collaboration agreement shall impose confidentiality obligations on such third party with respect to non-disclosure of the Chiron Confidential Information at least as restrictive as the obligations applicable to Onyx in Section 12 of the Transfer Agreement. Chiron further agrees that all Materials listed on Appendix 3 may be used and transferred by Onyx, to the extent that such Materials are not proprietary to Chiron.

        9.    Upon the request of either party, the parties hereto agree to meet and discuss in good faith any other amendments to the Transfer Agreement necessary to accommodate the reasonable needs or circumstances of such party.

        10.  This Agreement shall be governed by the laws of the State of California as those laws are applied to contracts entered into and to be performed entirely in California by California residents.

        11.  This Agreement contains the final, complete and exclusive agreement of the parties relative to the subject matter hereof and may not be changed, modified, amended or supplemented except by a written instrument signed by both parties.

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        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

ONYX PHARMACEUTICALS, INC.		CHIRON CORPORATION
By:	/s/ Hollings C. Renton	By:	/s/ William Green
Name:	Hollings C. Renton	Name:	William G. Green
Title:	President and CEO	Title:	Senior Vice President

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES EXCHANGE ACT OF 1933, AS AMENDED.

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Chiron Corporation
4560 Horton Street
Emeryville, CA 94608-2916

May 20, 1994

Mr. Hollings C. Renton
President
ONYX Pharmaceuticals
3031 Research Drive
Richmond, CA 94806

Re:
Farnesyl Transferase

Dear Hollings:

        I am writing to confirm our understanding with respect to farnesyl transferase and the Technology Transfer Agreement between Onyx Pharmaceuticals, Inc. ("Onyx") and Chiron Corporation ("Chiron") dated as of April 24, 1992, as amended ("the Agreement"). Each of the terms used in this letter with initial capitalization has the same meaning as in the Agreement.

        Notwithstanding Section 9.c of the Agreement, Onyx agrees that Chiron may perform drug discovery services in the Field on its own behalf or on behalf of third parties, involving the mass screening of compounds for the inhibition of farnesyl transferase.

        If the foregoing is consistent with your understanding, please sign and return the enclosed copy of this letter.

Sincerely
/s/ William Green William G. Green Senior Vice President and General Counsel
cc:	W. Moos
AGREED: ONYX PHARMACEUTICALS
By:	/s/ Hollings C. Renton
Its:	President and CEO

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES EXCHANGE ACT OF 1933, AS AMENDED.

Onyx Pharmaceuticals
3031 Research Drive, Bldg. A
Richmond, CA 94806

March 29, 1996
sent via facsimile on this date

William Green, Esq.
General Counsel
Chiron Corporation
4560 Horton Street
Emeryville, CA 94608

Re:
Limited Waiver re Onyx Virus Program

Dear Bill:

By this letter agreement, Chiron Corporation and Onyx Pharmaceuticals hereby agree that the provisions of Section II.a.iii of the Technology Transfer Agreement between Chiron and Onyx dated April 24, 1992, as amended, shall not apply to the Onyx program of replicating viruses useful for killing tumor cells deficient in p53 function, or to the Onyx discoveries, developments and inventions that comprise such program, or to patents claiming such discoveries, developments and inventions.

If you are in agreement with the foregoing, please execute the enclosed copy of this letter agreement as indicated below, and return the signed copy to me in the enclosed envelope. Thank you for your attention to this matter.

Sincerely,		ACCEPTED AND AGREED:
ONYX PHARMACEUTICALS, INC.		CHIRON CORPORATION
By:	/s/ Hollings C. Renton Hollings C. Renton President and Chief Executive Officer	By:	/s/ William Green William Green General Counsel

[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES EXCHANGE ACT OF 1933, AS AMENDED.

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  EXHIBIT 10.5
TECHNOLOGY TRANSFER AGREEMENT